June 18, 2010

Mr. Mike Tomas

7300 SW 80th Court

Miami, FL 33143

Dear Mike,

This letter will confirm our offer of employment to you with Bioheart as has been discussed.

POSITION: Chief Executive Officer & President

REPORTS TO: Board of Directors.

START DATE:	June 18, 2010

SALARY: Your initial base salary will be $280,000 per annum. Fifty percent of base salary will be deferred until the first anniversary of employment subject to the Company having sufficient cash available to pay anticipated operating expenses and scheduled debt obligations for the next calendar month.

Fifty percent of base salary will be paid in accordance with the company’s bi-weekly pay schedule subject to the Company having sufficient cash available to pay anticipated operating expenses and scheduled debt obligations for the next calendar month.

Any cash salary deferred due to insufficient funds will be accrued and paid subject to the Company having sufficient cash available to pay anticipated operating expenses and scheduled debt obligations for the next calendar month.

INCENTIVE COMPENSATION: You will be eligible for a performance bonus which is being developed and you will receive a copy upon its approval by the Board of Directors. While we cannot yet commit to the details until the plan is approved, the actual amount of this bonus will be determined by your successful completion of objectives that we will mutually agree upon.

STOCK OPTIONS: You will receive incentive stock options issued in accordance with Section 422 of the Internal Revenue Code to purchase up to 500,000 shares. Your right to exercise the options will vest as to 25% of the shares underlying the options on each 12 month anniversary of the date that you were granted the options. The exercise price of the options will be at the closing price on the day our offer is accepted. After your first year of employment, options for additional shares may also be awarded to you as part of your incentive compensation as stated above. You

13794 NW 4th Street, Suite 212

Sunrise, Florida 33325 USA

Tel: 954-835-1500

will be provided a copy of the Stock Option Agreement which includes change of control vesting provisions.

BOARD SEAT: Effective with your acceptance of this offer you will be granted a seat on the Bioheart, Inc. Board of Directors.

BENEFITS: You will be eligible for all applicable employee benefits including our health, life, and long-term disability insurance plans, including four weeks of vacation each year. Details of these plans will be provided to you.

Mike, on behalf of all of us at Bioheart, I look forward to your joining us. We have a tremendous opportunity and believe that your leadership will help us all achieve the success that lies ahead for Bioheart.

Sincerely,

/s/Catherine Sulawske-Guck

Catherine Sulawske-Guck

Vice President, Administration & HR

In acknowledgment and acceptance, please sign and return a copy of this letter to my attention.

Mike Tomas

/s/Mike Tomas___________________	_June 19, 2010____
Signature	Date